Exhibit 99.1

Date:	July 25, 2008	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated
584 Derby-Milford Road
P. O. Box 549
Orange, CT 06477
203-799-4100

Contact: David G. Nord
HUBBELL REPORTS SECOND QUARTER RESULTS
NET SALES $689.6 MILLION AND EARNINGS OF $1.09 PER DILUTED SHARE
ORANGE, CT. (July 25, 2008) — Hubbell Incorporated (NYSE:  HUBA, HUBB) today reported operating results for the second quarter ended June 30, 2008.
Net sales in the second quarter of 2008 were $689.6 million, an increase of 8% from the $640.8 million reported in the second quarter of 2007. Operating income improved 22% to $95.0 million resulting in operating income as a percent of net sales of 13.8%. Net income in the second quarter of 2008 was 15% higher at $61.5 million versus $53.3 million reported in 2007. Earnings per diluted share were $1.09 or 22% above the $.89 reported in the second quarter last year.
For the first six months of 2008, sales were $1,317.5 million, an increase of 4% over the same period last year. Operating income of $170.3 million improved 20% resulting in year-to-date operating income as a percent of net sales of 12.9%. Net income in the first half of 2008 was
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16% higher at $109.9 million versus $95.0 million reported in 2007. Earnings per diluted share were $1.94 or 23% above the $1.58 reported for the equivalent period of 2007.
Acquisitions completed in the fourth quarter of 2007 and the first quarter of 2008 added three percentage points of the sales growth in both the second quarter and first six months of this year with a modest benefit to earnings.
Cash flow from operations was $125.1 million in the first six months of 2008 compared to $139.4 million in the first half of 2007 as higher working capital requirements were partially offset by higher earnings. Capital expenditures in the first half of 2008 were $24.0 million compared to $33.0 million in the first half of 2007 due to the completion of the lighting headquarters in the first half of 2007. During the first half of 2008, the Company has invested $103.3 million on acquisitions and repurchased 2.0 million shares of its common stock for $95.6 million.
OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer said “We are very pleased with our second quarter results; this marks the 6th consecutive quarter with year-over-year operating profit margin improvement. Our strong second quarter profit performance has benefited from ongoing execution in price realization, cost management and productivity, this in spite of the continuing rise in commodity costs. We were able to effectively manage these increases largely through higher selling prices, which contributed approximately 2% to sales growth and productivity improvements. In addition, we continue to generate strong cash flow;
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free cash flow in the second quarter of 2008 was 131% of net income. In June 2008, the Board of Directors approved increasing the common stock dividend rate from $.33 to $.35 per quarter reflecting the confidence in the earnings and cash flow capabilities of the company as well as enhancing Hubbell’s shareholder value.”
Mr. Powers added “The overall economic environments we operate in are generally performing as anticipated. The U.S. economy continues to be impacted by the ongoing credit crisis, housing market weakness and increasing energy costs. International markets remained strong particularly energy related, mining and high voltage test equipment markets while U.S. non-residential construction and industrial maintenance and repair have slowed. Markets served by Hubbell’s Power segment expanded with growth in transmission products and modest demand for distribution voltage products that continue to be impacted by the residential market decline.”
SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on second quarter results in 2008 and 2007. The prior year amounts have been adjusted to reflect the Company’s realigned reporting segments.
Electrical segment net sales improved 5% year-over-year as the impact of the Kurt Versen acquisition and selling price increases more than offset weaker residential product sales. Sales of wiring products were up slightly compared to last year due to favorable foreign currency translation and increased demand for energy management controls and sensors. Continued strong demand led to higher sales of harsh and hazardous and high voltage instrumentation
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products. Commercial & Industrial Lighting product sales were up 7% due to the favorable impact of the Kurt Versen acquisition and selling price increases. Residential lighting sales were 23% lower due to continued weakness in this market. Electrical segment operating profit increased 19% compared to the second quarter of 2007. The improved profitability in the segment was due to the lighting acquisition, productivity improvements and higher selling prices. The weaker results in our residential lighting business negatively impacted the segment’s operating profit margin by approximately 50 basis points.
Hubbell’s Power segment reported a 17% increase in net sales compared to the second quarter of 2007 due to strong incoming orders, the impact of the PCORE acquisition and selling price increases. The acquisition benefit combined with selling price increases accounted for approximately one half of the overall sales increase in the quarter. Operating profit increased 28% in the second quarter of 2008 versus the same period last year due to higher sales, productivity improvements, selling price increases and the impact of the acquisition.
SUMMARY & OUTLOOK
Mr. Powers commented “We anticipate the continuation of current trends in the overall markets for the second half of the year. Hubbell’s largest served market, non-residential construction, is forecasted to grow at a lower rate in the second half of 2008 compared to the first half. The utility market is expected to expand, with growth in transmission and substation spending while distribution investments are likely to be modest. We expect continued growth for the remainder of this year in the industrial markets that we serve. The residential market is expected to
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decline in 2008 at a rate at least consistent with 2007 with no improvement in our residential business likely for the remainder of this year.”
Mr. Powers concluded “The first half results were in line with our expectations despite volatile market conditions. While we do not expect to see any improvements in the overall market, we continue to see the full year tracking as originally planned. This includes net sales growth in 2008 of 4-6% primarily from selling price increases and the impact of already completed acquisitions. We expect operating profit margins to increase 100 basis points compared to 2007, resulting in earnings per diluted share in the range of $3.70-$3.90. Included in this range is approximately seven cents of incremental interest expense associated with a $300 million 10-year bond offering that Hubbell entered into in May 2008 to support strategic growth initiatives.”
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not
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limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” Sections in the Annual Report on Form 10-K for the year ended December 31, 2007.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2007 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the U.S., Canada, Puerto Rico, Mexico, Italy, Switzerland, Brazil, Australia and the United Kingdom, participates in joint ventures in Taiwan and the People’s Republic of China, and maintains sales offices in Singapore, Hong Kong, South Korea, the People’s Republic of China, Mexico, and the Middle East. The corporate headquarters is located in Orange, CT.
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(Financial Schedules are Attached.)

HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(in millions, except per share data)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	2008	2007	2008	2007
Net Sales	$689.6	$640.8	$1,317.5	$1,266.5
Cost of goods sold	479.7	453.5	920.2	906.2
Selling & administrative expenses	114.9	109.3	227.0	218.4

Total Operating Income	95.0	78.0	170.3	141.9
Operating income as a % of Net Sales	13.8%	12.2%	12.9%	11.2%
Interest expense, net	(5.5)	(3.9)	(10.1)	(8.0)
Other (expense) income, net	(1.0)	0.9	(2.1)	0.4

Income Before Income Taxes	88.5	75.0	158.1	134.3
Provision for income taxes	27.0	21.7	48.2	39.3

Net Income	$61.5	$53.3	$109.9	$95.0

Earnings Per Share:
Basic	$1.10	$0.90	$1.96	$1.60
Diluted	$1.09	$0.89	$1.94	$1.58

Average Shares Outstanding:
Basic	55.8	59.4	56.2	59.5
Diluted	56.4	60.2	56.7	60.3

HUBBELL INCORPORATED
Segment Information
(in millions)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	2008	2007	2008	2007
Net Sales
Electrical	$506.8	$484.0	$977.1	$945.8
Power	182.8	156.8	340.4	320.7

Total Net Sales	$689.6	$640.8	$1,317.5	$1,266.5

Operating Income
Electrical	$63.9	$53.7	$113.9	$92.4
Power	31.1	24.3	56.4	49.5

Total Operating Income	$95.0	$78.0	$170.3	$141.9

Operating Income as a % of Net Sales
Electrical	12.6%	11.1%	11.7%	9.8%
Power	17.0%	15.5%	16.6%	15.4%
Total	13.8%	12.2%	12.9%	11.2%

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(in millions)

	(UNAUDITED)
	JUNE 30, 2008	DECEMBER 31, 2007
ASSETS

Cash and cash equivalents	$218.0	$77.5
Accounts receivable, net	383.4	332.4
Inventories, net	331.7	322.9
Deferred taxes and other	61.5	55.2

TOTAL CURRENT ASSETS	994.6	788.0

Property, plant and equipment, net	332.6	327.1
Investments	35.2	39.2
Goodwill	532.5	466.6
Intangible assets and other	269.7	242.5

TOTAL ASSETS	$2,164.6	$1,863.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Short-term debt	$—	$36.7
Accounts payable	182.8	154.0
Accrued salaries, wages and employee benefits	47.3	58.6
Dividends payable	19.7	19.2
Accrued insurance	53.5	46.7
Other accrued liabilities	107.1	104.3

TOTAL CURRENT LIABILITIES	410.4	419.5

Long-term debt	497.2	199.4
Other non-current liabilities	174.2	161.9

TOTAL LIABILITIES	1,081.8	780.8

SHAREHOLDERS’ EQUITY	1,082.8	1,082.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,164.6	$1,863.4

HUBBELL INCORPORATED
Condensed Consolidated Statement Of Cash Flows
(in millions)

	SIX MONTHS ENDED JUNE 30
	(UNAUDITED)	(UNAUDITED)
	2008	2007
Cash Flows From Operating Activities
Net Income	$109.9	$95.0
Depreciation and amortization	30.4	29.9
Stock-based compensation expense	5.3	5.3
Deferred income taxes	2.5	(1.9)
Changes in working capital	(17.0)	32.0
Contributions to defined benefit pension plans	(2.3)	(16.8)
Other, net	(3.7)	(4.1)

Net cash provided by operating activities	125.1	139.4

Cash Flows From Investing Activities
Capital expenditures	(24.0)	(33.0)
Acquisition of businesses, net of cash acquired	(103.3)	(2.8)
Net change in investments	3.8	(0.3)
Other, net	2.6	3.9

Net cash used in investing activities	(120.9)	(32.2)

Cash Flows From Financing Activities
Borrowings/repayments of debt	(36.7)	(4.2)
Issuance of long term debt	297.7	—
Payment of dividends	(37.6)	(39.6)
Acquisition of common shares	(95.6)	(88.7)
Proceeds from exercise of stock options	7.3	33.7
Other, net	(1.5)	4.9

Net cash provided by (used) in financing activities	133.6	(93.9)

Effect of foreign exchange rate changes on cash and cash equivalents	2.7	1.2

Increase in cash and cash equivalents	140.5	14.5
Cash and cash equivalents
Beginning of period	77.5	45.3

End of period	$218.0	$59.8